Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE
Contact: Walter H. Hasselbring, III
Telephone: (815) 432-2476

Watseka, Illinois

IF BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Watseka, Illinois, September 13, 2019 - IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the “Company”), the holding company for Iroquois Federal Savings and Loan Association (the “Association”), today announced that the Company’s Board of Directors increased the number of shares that may be purchased under the Company’s existing stock repurchase plan.  Prior to the increase, there were 69,326 shares that remained available to be repurchased under the Company’s stock repurchase plan adopted on June 11, 2019.  The Board of Directors has increased the number of shares that may be repurchased under the plan by 251,150 shares so that, as of September 13, 2019, there were a total of 320,476 shares of common stock, or approximately 9.0% of the Company’s outstanding shares, available to be repurchased under the plan.

Since announcing its first repurchase program in September 2012, the Company has repurchased 1,354,003 shares of its common stock at an average price of $17.49 per share.

Walter H. Hasselbring, III, President and Chief Executive Officer of the Company, stated “The continued repurchase of our common stock represents our long-term commitment to enhancing shareholder value. We intend to repurchase our common stock to the extent we believe that our stock price makes repurchases an attractive use of capital.”

The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Champaign and Bourbonnais, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association's wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.